Exhibit 99.1

FOR IMMEDIATE RELEASE

PR Contact:	Investor Relations Contact:
Zac Rivera	John Stiles
zrivera@maloneyfox.com	investor-relations@puredepth.com
646-356-8312	314-994-0560

PureDepth™ Names Thomas Credelle as Senior Vice President of Worldwide Engineering

Company Granted Another Patent, Bringing Total to 47

REDWOOD SHORES, California - June 4, 2007 - PureDepthTM, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLD™) technology, today named Tom Credelle Senior Vice President of Worldwide Engineering and Development. Mr. Credelle joins Pure Depth from Clairvoyante, Inc., where he served as Vice President of Engineering. At Clairvoyante, Mr. Credelle spearheaded the development of a new mobile display technology to increase the brightness as well as reducing the overall power requirements, both critical for mass-market mobile devices.

At PureDepth, Mr. Credelle will focus on managing and advancing the company’s strong engineering and development efforts in display technologies as well as continuing to bring the company’s unique technology to the mass market, where it has applications in TV, video games, desktop monitors, mobile displays, advertising and more.

“Tom Credelle is a world-recognized expert in flat panel display R&D, and engineering with experience working at some of the top display technology companies in the world,” said Fred Angelopoulos, CEO of PureDepth. “We’re thrilled to have him on board as we continue to bring PureDepth’s technology to market with our partners.”

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PureDepth Names Tom Credelle SVP Engineering and R&D

“I am very pleased to join PureDepth during this exciting time in the company’s history,” said Mr. Credelle. “This unique technology delivers a compelling new dimension to displays that will enhance the viewing experience for a vast array of consumer products.”

In addition, PureDepth was granted another patent, No. 537732 out of New Zealand, bringing the total awarded patents to 47. This patent focuses on two or more screens having different pixel patterns to remove Moire interference.

About Tom Credelle
An executive with more than 25 years of technology experience, Mr. Credelle has authored or co-authored 40 issued patents on behalf of various companies in flat-panel related technologies and is a Fellow of the Society for Information Display. Since 2001, Mr. Credelle has served as Vice President of Engineering at Clairvoyante, Inc. in Cupertino, Calif., where he was responsible for engineering, product development, product roadmaps, as well as applied R&D, IC development, customer training and support for all technology integration programs. In that role, he had monthly interaction with leading LCD producers in Taiwan, Korea and Japan.

Prior to joining Clairvoyante, Mr. Credelle was Vice President of Operations at Alien Technology Inc., which developed novel technology for nanoblock-IC assembly using a fluidic process. He was responsible for facilities, manufacturing operations, IT and HR. Prior to that, he was Director of Product Marketing for Motorola’s Flat Panel Display Division. He also held key marketing, engineering and R&D roles at Allied Signal, Apple Computer, General Electric’s R&D Center and RCA Sarnoff Labs. Mr. Credelle earned an MSEE from the Massachusetts Institute of Technology and a BSEE from Drexel University.

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 47 approved and over 70 pending patents, this breakthrough in visualization is the first display technology that provides Actual Depth™. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepthTM, MLDTM and Actual DepthTM are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.